Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 10, 2008 (except for Note 1, as to which the date is May 23, 2008), on the audits of the combined financial statements of Chase Paymentech for the years ended December 31, 2007 and 2006.  We consent to the use of the aforementioned report in the Amendment No.1 to the Registration Statement and the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Dallas, Texas

September 11, 2008